U.S. Securities and Exchange Commission
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
of earliest event reported)
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) January 22, 2010

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Commission File No. 333-123465
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Universal Bioenergy, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	20-1770378
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

19800 Mac Arthur Blvd. Ste. 300
Irvine, CA 92612
 (Address of principal executive offices)

 (888) 263-2009
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", "us", "our", "our company" “Universal” refer to Universal Bioenergy, Inc., a Nevada corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this Current Report on Form 8-K contains some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, and the effect of economic conditions include forward-looking statements.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events. You are advised, however, to consult any additional disclosures we make in our reports on Form 10-K, Form 10-Q, Form 8-K, or their successors.

Item 8.01 Other Events

Letter of Commitment for Credit Facility

We have obtained a Letter of Commitment for a line of credit for a principal aggregate amount of up to $60 million for working capital, general corporate purposes, and to facilitate our plans for growth and expansion through mergers, acquisitions, and business development efforts. As of this date, we have not requested any draw down on this line of credit or determined all the terms and conditions of such line of credit will be in the form of a debt instrument secured by the assets of the company.

NDR Energy Group LLC

We have executed a Letter of Intent (“LOI”) with NDR Energy Group LLC (“NDR”), an energy/fuel broker in Charlotte, NC, upon which we will acquire a major stake in NDR. The terms and conditions of the acquisition are being negotiated, and will be determined in the definitive agreement. No assurances can be provided that a definitive agreement will be executed.

We intend to work with NDR to further its business model and expansion plans in the energy/fuel brokerage marketplace. Management ahs been informed that NDR marketed and brokered nearly $70 million in energy and fuel in 2009. To our knowledge, NDR’s focus is marketing energy and fuel commodities such as natural gas, transportation petroleum fuels, and is seeking to expand into biofuels, propane gas, and commercial / residential energy efficiency conversions and retrofits. NDR’s past clients include Southern California Gas Company, Pacific Gas & Electric, and the National Grid. Our management believes that NDR will give us the needed sales outlets through its distribution channels, the marketing / brokering of natural gas, biofuels, and energy efficiency conversions as part of its new business focus.

Roblex Aviation, Inc.

We have executed a Letter of Intent (“LOI”) with Roblex Aviation, Inc. (“Roblex”) of Carolina, Puerto Rico, upon which UBE will acquire all of Roblex. The terms and conditions of the acquisition are being negotiated, and will be determined in the definitive agreement. No assurances can be provided that a definitive agreement will be executed.

According to our management, Roblex is a profitable, 13 year old air cargo company that has grown to be a noted leader in air cargo in the Puerto Rican and Caribbean areas with primary routes to the Dominican Republic and US and British Virgin Islands with significant potential for growth and expansion. To our knowledge, Roblex has over 40 employees and flies principally out of two locations, San Juan and Aquadilla, Puerto Rico. Roblex’s clients include the US Postal Service, Amerijet, and others as well as on-demand cargo services. It is management’s understanding that Roblex’s projected 2009 profit will be approximately $1.15 million. Based on industry standards of valuation utilizing current average P/E ratios as noted by Standard & Poor’s at a multiple of 15 -17 times earnings, a valuation for the air cargo company of $17.25 to $19.55 million dollars is a practical estimate of additional value to UBE. Management believes that Roblex will give us ability to ship energy products and technologies to the region and facilitate other aspects of our growth prospects.

Corporate Offices

To better facilitate the Company’s new business direction, Universal Bioenergy has finalized moving its corporate headquarters from 128 Biodiesel Drive, Nettleton, Mississippi to 19800 MacArthur Blvd., Suite 300, Irvine, CA 92612. This move will enable us to implement our new business model, marketing plan, and better serve our customers. The phone number (888-263-2009) and fax (866-377-2138) remain the same.

Item 9.01 Financial Statements and Exhibits.

(d) None

SIGNATURES
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Bioenergy, Inc.
Date: January 22, 2010	By:	/s/ Richard D. Craven
Richard D. Craven Chief Executive Officer